                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                            BOX ENERGY CORPORATION
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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


                             BOX ENERGY CORPORATION


       November 6, 1997

       To Our Stockholders:


            You are cordially invited to attend the Annual Meeting of Stockholders of Box Energy Corporation. The meeting will be held at the Hotel Inter-Continental Dallas (formerly the Grand
       Kempinski Hotel), LeGala Room, 15201 Dallas Parkway, Dallas, Texas 75248, at 1:00 p.m. on Thursday, December 4, 1997.


            The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. Whether or not you find it possible to attend the meeting personally, we hope you will have your stock represented by signing your proxy exactly as your name appears thereon and returning it promptly.

                                            Sincerely yours,

                                            /s/ DAVID H. HAWK

                                            David H. Hawk
                                            Chairman of the Board

                             BOX ENERGY CORPORATION

              NOTICE OF ANNUAL MEETING THURSDAY, DECEMBER 4, 1997
                                   1:00 P.M.

TO THE STOCKHOLDERS OF BOX ENERGY CORPORATION:


     Notice is hereby given that the annual meeting of the holders of the Class A (Voting) Common Stock of Box Energy Corporation, a Delaware corporation (the "Company"), will be held at 1:00 p.m., Thursday, December 4, 1997, at the Hotel Inter-Continental Dallas (formerly the Grand Kempinski Hotel), LeGala Room, 15201 Dallas Parkway, Dallas, Texas 75248, for the following purposes:


          1. To elect a board of nine (9) directors.

          2. To consider and vote upon the adoption of the 1997 Stock Option
     Plan.

          3. To consider and vote upon the adoption of the Non-Employee Director Stock Purchase Plan.

          4. To consider and vote upon an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Remington Oil and Gas Corporation."

          5. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

     Only holders of the Company's Class A (Voting) Common Stock (the "Class A Stock") of record at the close of business on October 23, 1997, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. A complete list of the holders of the Class A Stock entitled to vote will be available for examination by any holder of Class A Stock during normal business hours at the Company's offices at 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211 for a period of ten business days prior to the date of the Annual Meeting.

     Holders of Class A Stock are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ J. BURKE ASHER
                                            J. Burke Asher,
                                            Secretary

November 6, 1997

                 PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

                             BOX ENERGY CORPORATION

                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 4, 1997

     This Proxy Statement is being furnished to the holders of Class A (Voting) Common Stock, par value $1.00 per share (the "Class A Stock"), of Box Energy Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on December 4, 1997 (the "Annual Meeting"), and at any adjournments or postponements thereof. The Company was initially organized in 1981 as OKC Limited Partnership (the "Predecessor Partnership") and was converted to a corporation in 1992 (the "Corporate Conversion"). Stockholders representing a majority of the Class A Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on October 23, 1997, as the record date for the determination of the Stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, 3,219,010 shares of Class A Stock were outstanding and entitled to be voted at the meeting. Each share of Class A Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

     All shares of Class A Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at Box Energy Corporation, 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     With regard to all items submitted for Stockholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Stockholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, as to that matter will not be treated as shares present and will be disregarded.

     Management knows of no matters to be presented for action at the Annual Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Annual Meeting, proxies will be voted upon these other matters in accordance with the best judgment of the persons voting such proxies.

     This Proxy Statement and the accompanying proxy are being first sent to Stockholders on November 6, 1997.

                             ELECTION OF DIRECTORS

     Nine Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a plurality of the shares of Class A Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election. Mr. Bernay C. Box, who is currently a Director, will not stand for re-election. The Board of Directors recommends a vote "FOR" the nominees.

     Certain information concerning each Director is set forth below.

     Don D. Box has served as a Director of the Company since March 1991, and as Executive Vice President of the Company since October 1997. He served as Chairman of the Board of Directors from January 1994 to October 1997, as Chief Executive Officer from August 1996 to October 1997, and as President from August 1996 to March 1997. From March 1994 to January 1995, he served as the Company's Director of Corporate Development. He has served as Vice President of Box Brothers Holding Company ("BBHC"), CKB & Associates, Inc. and CKB Petroleum, Inc. since September 1997. For more than five years prior to September 1997 he served as a director and executive officer of BBHC, CKB & Associates, Inc., CKB Petroleum, Inc. and certain other affiliates of BBHC. BBHC is the prior name of S-Sixteen Holding Company, which owns 57.2% of the Class A Stock and which is the parent corporation of CKB & Associates, Inc. and CKB Petroleum, Inc. Until April 15, 1992, CKB & Associates, Inc. was the corporate general partner of the Predecessor Partnership and in such capacity provided all employees who rendered services to the Predecessor Partnership. Mr. Box is a director of Toucan Mining Company. He is a co-executor of the Cloyce K. Box Estate and is 47 years of age.

     John E. Goble, Jr. has served as a Director since April 1997. Mr. Goble is a certified public accountant and certified financial planner and from 1986 through the present has served as an investment and financial advisor to Byrd Investments. Mr. Goble is a director of the Miracle of Pentecost Foundation. He is 51 years of age.

     William E. Greenwood has served as a Director since April 1997. From 1995 through the present, Mr. Greenwood has served as a consultant. He served as a director and chief operating officer of Burlington Northern Railroad Corporation from 1990 until 1994. Mr. Greenwood is a director of AmeriTruck Distribution Corporation, Mark VII, Inc., and Transport Dynamics Inc. Mr. Greenwood is also president of the Mendota Museum and Historical Society. He is 59 years of age.

     David H. Hawk has served as a Director since September 1997 and as Chairman of the Board since October 1997. Since 1984, he has served as Director, Energy and Natural Resources for the J.R. Simplot Company in Boise, Idaho, which was founded by J.R. Simplot, who, together with members of his family, controls 57.2% of the Company's Class A Stock. Mr. Hawk is 53 years of age.

     James Arthur Lyle, CCIM, has served as a Director since September 1997. Since 1976, he has been the owner of James Arthur Lyle & Associates, a commercial, industrial, and investment real estate firm in El Paso, Texas. Since 1984, Mr. Lyle has served as a director, chief operating officer, and vice president of Hueco Mountain Estates, Inc., a 10,500 acre multi-use real estate development located in El Paso County, Texas. Mr. Lyle is 52 years of age.

     David E. Preng has served as a Director since April 1997. From 1980 through the present, Mr. Preng has been Chief Executive Officer and President of Preng & Associates, Inc., an international executive search firm. He is a director of Citizens National Bank of Texas and The British American Business Association, and is a Fellow of the Institute of Directors in London. He is 51 years of age.

     Thomas W. Rollins has served as a Director since July 1996. Since 1992, Mr. Rollins has been Chief Executive Officer of Rollins Resources, a natural gas and oil consulting firm. From March 1991 until 1992, Mr. Rollins was President and Chief Executive Officer of Park Avenue Exploration Corporation, an oil and gas exploration company and a subsidiary of USF&G Corporation. He is a director of Pheasant Ridge Winery, The Teaching Company, and the Nature Conservancy of Texas. Mr. Rollins is 66 years of age.

     Alan C. Shapiro has served as a Director since May 1994. From 1993 to June 1997, Professor Shapiro served as Chairman of the Department of Finance and Business Economics in the Marshall School of Business of the University of Southern California. Since 1984, Professor Shapiro has been a Professor of Finance and Business Economics at the University of Southern California's Marshall School of Business. From 1991 to present, Professor Shapiro has been the Ivadelle and Theodore Johnson Professor of Banking and Finance at the school. In addition, Professor Shapiro has also taught at the Wharton School of the University of Pennsylvania and at Carnegie Mellon University. His visiting teaching appointments have included Yale University and the University of California at Los Angeles. Professor Shapiro is 52 years of age.

     James A. Watt has served as a Director since September 1997 and as President and Chief Operating Officer of the Company since March 1997. From November 1993 to March 1997, he served as Vice President/Exploration of Seagull Energy E&P, Inc., and from April 1991 to November 1993 he served as Vice President/Exploration & Exploitation of Nerco Oil & Gas, Inc. He is 47 years of age.

     The Board of Directors held 11 meetings in 1996. Each Director attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he served.

     Certain current and past Directors and officers are named as defendants in certain lawsuits. See "Litigation Involving Directors and Executive Officers."

                            COMMITTEES OF THE BOARD

     There are three standing committees of the Board of Directors: the Audit, Executive and Compensation Committees. The Company's Board of Directors does not have a Nominating Committee. The Compensation Committee met twice in 1996 and the Audit Committee met three times in 1996. The Executive Committee did not meet in 1996.

     The members of the Audit Committee are Bernay C. Box and Alan C. Shapiro. From August 1996 until January 1997, Glen Adams also served on the Audit Committee. The Audit Committee reviews the performance of the Company's independent auditors and recommends the selection of independent auditors to the Board of Directors. In addition, the Audit Committee reviews the following matters with the independent auditors and management: scope and results of the independent audit; corporate accounting policies; adequacy and appropriateness of financial reporting to stockholders and others; internal accounting control procedures; and such other related matters as the Audit Committee considers to be appropriate.

     The members of the Executive Committee are Don D. Box and Thomas W. Rollins. The Executive Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Delaware law.


     The members of the Compensation Committee are David E. Preng and Alan C. Shapiro. The Compensation Committee's authority extends to matters relating to the retention and compensation of executive officers, review of pension and benefit plans, and the granting of stock options. The Compensation Committee also reviews and recommends executive officers' compensation and reviews the performance of these officers. Further, the Compensation Committee reviews all compensation levels throughout the Company. Its pension plan responsibilities include the approval of annual contributions, the approval of trustees and investment managers, and the approval of pension trust agreements and other plan instruments. Although the trustees and investment managers have primary investment responsibility with respect to these funds, the Compensation Committee reviews their performance. The membership of the Compensation Committee consisted of Daryl L. Buchanan, Alan C. Shapiro and Richard D. Squires from August 1996 to January 1997. Mr. Buchanan ceased to be a member in January 1997; Mr. Squires ceased to be a member in April 1997; and Mr. Preng was appointed to the Compensation Committee in April 1997.


                           COMPENSATION OF DIRECTORS

     Each outside Director is paid a fee of $20,000 per annum. In addition, each Director receives $1,000 for each Board meeting attended and $750 for each committee meeting attended if the committee meeting is on a different day than the Board meeting. Under the proposed Non-Employee Director Stock Purchase Plan, which is being presented for stockholder approval at the Annual Meeting (Item 3 on the Proxy), each Director may elect to receive in lieu of some or all of the cash payment for the annual fee and meeting fees the number of shares of Company Class B (Non-Voting) Common Stock ("Class B Stock") having a value of 150% of such cash fees. The shares of Class B Stock so received will be subject to restrictions on transfer until one year after acquisition or, if earlier, the termination of the Director's membership on the Board of Directors other than by resignation.

     Each Director, other than Don D. Box, David H. Hawk, James Arthur Lyle and James A. Watt has been granted stock options to purchase shares of Class B Stock, subject to the approval by stockholders at the Annual Meeting of the 1997 Stock Option Plan (Item 2 on the Proxy). The option grants to each Director consist of three grants: one grant to purchase 25,000 shares to be effective May 1, 1997, at an exercise price of $6.94 per share (the closing market price of the Class B Stock on such date); a second grant to purchase 25,000 shares to be effective May 1, 1998, at an exercise price of $9.00 per share; and a third grant to purchase 25,000 shares to be effective May 1, 1999, at an exercise price of $11.00 per share. The options will have 10-year terms, will not be exercisable until one year after their respective grants or, if earlier, the termination of the director from the Board of Directors other than by resignation, and will terminate 60 days after the director's ceasing to be a member of the Board of Directors (one year if due to death or disability). Stock options previously granted to Directors will be cancelled upon approval of the 1997 Stock Option Plan by stockholders.

     Additional compensation was paid to each of Messrs. Don D. Box, Bernay C. Box, Thomas W. Rollins and Alan C. Shapiro equal to 7,207 shares of Class B Stock (having a market value of $50,000 on May 1, 1997), which will be subject to restrictions on transfer until May 1, 1998. The restrictions on transfer relating to the shares issued to Bernay C. Box will terminate December 4, 1997, as a result of his ceasing to be a Director.

     Directors are entitled to reimbursement for out-of-pocket expenses related to their services. The Company's Bylaws provide for the Company's indemnification of Directors and officers in certain situations. The Company also provides the Directors with directors' and officers' liability insurance.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of September 30, 1997, the following persons held shares of the Company's Class A Stock in amounts totaling more than 5% of the 3,219,010 shares of such class outstanding. This information was furnished to the Company by such persons or contained in statements filed with the U.S. Securities and Exchange Commission (the "SEC").

                                                       NUMBER OF SHARES OF
                  NAME AND ADDRESS                        CLASS A STOCK        PERCENT OF
                 OF BENEFICIAL OWNER                   BENEFICIALLY OWNED     CLASS A STOCK
                 -------------------                   -------------------    -------------
S-Sixteen Holding Company............................       1,840,525(1)          57.2%
  1105 North Market, Suite 1300
  Wilmington, Delaware 19801
Basil Georges........................................         442,500             13.7%
  200 Crescent Court, Suite 1800
  Dallas, Texas 75201
Pat Rutherford, Jr...................................         292,500              9.1%
  2550 Two Shell Plaza
  Houston, Texas 77002

---------------

(1) S-Sixteen Holding Company is controlled by Mr. J.R. Simplot and members of his family.

RECENT CHANGE OF CONTROL OF THE COMPANY

     A change of control of the Company occurred on August 29, 1997, as described in a Schedule 13D dated August 29, 1997 (the "Simplot Schedule 13D"), filed on behalf of BBHC; BBHC Acquisition Co., L.L.C., a Delaware limited liability company (the "LLC"), as the owner of the common stock described in the following paragraph; S-Sixteen Limited Partnership, an Idaho Limited Partnership, ("S-Sixteen"), which is the sole member of the LLC; the J.R. Simplot Self-Declaration of Revocable Trust, dated December 21, 1989, an intervivos revocable trust of which J.R. Simplot is the trustee and beneficiary (the "Trust"), which is the sole general partner of S-Sixteen; and Mr. J. R. Simplot. On October 31, 1997, BBHC changed its name to S-Sixteen Holding Company.

     On August 29, 1997, the LLC purchased, in privately negotiated transactions pursuant to a certain Master Settlement Agreement, all 33 shares of the outstanding Class A (Voting) Common Stock of BBHC and 38,472 of the 42,875 outstanding shares of Class B (Nonvoting) Common Stock of BBHC, from Tom Box, Don Box, Douglas Box, Gary Box, and entities controlled by them. The Simplot
Schedule 13D states that the LLC purchased the securities with $21,800,000 of working capital contributed by S-Sixteen, none of which was borrowed funds. As part of the purchase, Mr. Simplot also agreed to offer to purchase the remaining 4,403 shares of outstanding BBHC Class B Common Stock, and such transaction was effectuated on October 17, 1997, through the redemption of such shares by BBHC with funds loaned to BBHC by the LLC.

     S-Sixteen Holding Company is the record and beneficial holder of 1,840,525 shares (57.2%) of the outstanding Class A Stock of the Company.


     In connection with the LLC's purchase of the BBHC common stock, the Board of Directors of the Company expanded the size of the Board of Directors of the Company to ten members and elected Mr. James A. Watt, Mr. David H. Hawk and Mr. James Arthur Lyle to fill the newly created directorships. According to the Simplot Schedule 13D, Mr. Hawk and Mr. Lyle previously were members of a group with Mr. Simplot for purposes of filing a prior Schedule 13D relating to beneficial ownership of limited partnership interests in the Predecessor Partnership. The Simplot Schedule 13D states that Mr. Simplot will review with the Board of Directors of the Company the qualifications, background, willingness to serve, and other factors relating to each of the current members of the Board of Directors with a view to evaluating which members of the Board will continue to serve as Directors, and that Mr. Simplot may nominate himself or others to the Board of Directors in the future. Mr. Simplot has agreed with the Company not to replace current members of the Board of Directors until such time as a proposed settlement of certain litigation involving the Company that was brought by Mr. Simplot and others against the Box brothers and others is either approved or disapproved by a majority of the Board of Directors, excluding Mr. Hawk and Mr. Lyle.


ARRANGEMENTS RELATING TO POTENTIAL CHANGE OF CONTROL


     On June 3, 1997, the Company extended a $6.95 million dollar loan to BBHC (now named S-Sixteen Holding Company) that matures May 29, 1998, and requires monthly installment payments of $100,000. BBHC pledged as collateral for the promissory note the 1,840,525 shares of the Company's Class A Stock owned by BBHC. The pledge agreement provides that in the event that BBHC defaults on the note, the Company, upon five days' notice to BBHC, has the right to foreclose upon and sell the collateral stock and to bid for and buy the stock (except at a private sale). The pledge agreement also provides that upon the occurrence and during the continuance of an event of default, the Company may direct the vote of such stock.

OWNERSHIP OF MANAGEMENT

     The number of shares of the Company's Class A Stock and Class B Stock beneficially owned as of September 30, 1997, by Directors of the Company, each Named Executive Officer (defined below) and as a group composed of all Directors and executive officers, are set forth in the following table. This information was furnished to the Company by such persons.


                                    SHARES OF                        SHARES OF
                                  CLASS A STOCK                    CLASS B STOCK
                                  BENEFICIALLY     PERCENT OF      BENEFICIALLY     PERCENT OF
                                      OWNED       CLASS A STOCK      OWNED(1)      CLASS B STOCK
                                  -------------   -------------    -------------   -------------
Bernay C. Box...................         --            --              7,207             *%
Don D. Box......................         --            --             32,207             *
Thomas D. Box(2)................      3,325             *%             2,000             *
Dennis A. Francis...............         --            --             10,000             *
John E. Goble, Jr...............         --            --                 --            --
William E. Greenwood............         --            --                 --            --
David H. Hawk...................        200             *                700             *
James Arthur Lyle...............         --            --              2,607             *
Jill M. Killam(2)...............      1,000             *                 --            --
David E. Preng..................      1,700             *              4,700             *
Thomas W. Rollins...............         --            --              9,207             *
Craig T. Scott(2)...............         --            --                 --            --
Alan C. Shapiro.................         --            --              7,207             *
James A. Watt...................         --            --              1,200             *
All Directors and executive
  officers as a group (17
  persons)......................      7,875             *%            82,411             *%


---------------

 *  Less than 1% of the outstanding shares of this class.


(1) Included in the table are shares of Class B Stock issuable within 60 days of September 30, 1997, upon the exercise of stock options pursuant to the Company's Stock Option Plans to Don D. Box (25,000 shares), Dennis A. Francis (10,000 shares) and Directors and executive officers as a group (40,000 shares).


(2) The number of shares beneficially owned are as of the respective dates of termination of employment.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid by the Company during 1994, 1995 and 1996 to the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus in 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                        ---------------------------------   -------------------------
                                                                                           SECURITIES
                                                                                           UNDERLYING
                                                                OTHER        RESTRICTED     OPTIONS/     ALL OTHER
          NAME AND             FISCAL                         ANNUAL(1)        STOCK         SAR'S      COMPENSATION
     PRINCIPAL POSITION         YEAR     SALARY     BONUS    COMPENSATION   AWARD(S) ($)      (#)           ($)
     ------------------        ------   --------   -------   ------------   ------------   ----------   ------------
Don D. Box                      1994    $183,000   $20,000          --             --            --           400(2)
  Executive Vice President(4)   1995      19,300        --          --             --            --       554,100(3)
                                1996          --        --          --             --            --        14,000(3)
Thomas D. Box                   1994     353,300    40,000          --             --            --           400(2)
  Chief Executive Officer       1995     355,500    25,000          --             --        50,000(5)        400(2)
  and President(6)              1996     288,888        --          --             --            --           102(2)
Craig T. Scott                  1994     120,000    19,200          --             --            --           400(2)
  Executive Vice                1995     123,600    21,800          --             --        20,000(5)        400(2)
  President (7)                 1996     114,772        --          --             --            --       386,876(7)
Dennis A. Francis               1994     120,000    19,200          --             --            --           400(2)
  Senior Vice President/        1995     123,600    21,700          --             --        20,000(5)        400(2)
  Operations(8)                 1996     136,000     4,000          --             --            --           102(2)
Jill M. Killam                  1994     120,000    19,200          --             --            --           400(2)
  Vice President and            1995     123,600    21,000          --             --        20,000(5)        400(2)
  Chief Financial Officer(9)    1996     104,284        --          --             --            --       318,102(8)

---------------

(1) No amount is included as it is less than $50,000 or 10% of the total salary and bonus of the individual for the year.

(2) These amounts are for group term life insurance premiums paid by the Company.

(3) For 1995, this amount includes $463,500 of severance payments (equal to 24 months of salary), $68,900 in other severance benefits such as art work and furniture and reclassification of certain disputed items as income, and $21,700 for Directors' fees. For 1996, this amount is for Director's fees.

(4) Don D. Box served as Chairman of the Board from March 1991 to October 1997 and as Chief Executive Officer from August 1996 to October 1997. He served as Director of Corporate Development from March 1994 until January 1995 and as President from August 1996 until March 1997.


(5) All options terminated upon the optionee's termination of employment with the Company.


(6) Thomas D. Box's employment terminated August 7, 1996.

(7) Craig T. Scott's employment terminated October 2, 1996. For 1996 this amount includes $178 for group term life insurance premiums paid by the Company and $386,698 of severance payments.

(8) Dennis A. Francis' employment terminated effective October 31, 1997.

(9) Jill M. Killam's employment terminated August 7, 1996. For 1996 this amount includes $102 for life insurance premiums paid by the Company and $318,000 of severance payments.

EMPLOYMENT AGREEMENT

     The Company entered into an employment agreement with James A. Watt, President and Chief Operating Officer of the Company, for a period of five years from March 17, 1997, renewable upon mutual agreement of the parties. Under the terms of the agreement, Mr. Watt will receive a salary of $210,000 per year, subject to annual increases at the discretion of the Board of Directors, and be entitled to an annual bonus, based on performance goals and targets established by the Board of Directors or its designee, with a target bonus amount equal to 50% of his base salary. Mr. Watt received $123,000 for reimbursement of moving expenses. The Company will recommend to the Compensation Committee of the Board of Directors the granting to Mr. Watt 15,000 shares of restricted Class B Stock and employee stock options to purchase 100,000 shares of Class B Stock vesting 20% per year over five years, subject to appropriate stockholder approval. If the exercise price established for such stock options should be greater than the market price of the Class B Stock on March 17, 1997, then Mr. Watt will be entitled to receive on the dates of exercise of such stock options a cash payment equal to the difference between the exercise price and the market price on March 17, 1997, multiplied by the number of shares purchased upon such exercises.


     In the event of Mr. Watt's termination of employment by the Company other than for cause (as defined in the agreement) or his resignation for good reason (as defined in the agreement), Mr. Watt will be entitled to receive the amount of his then annual base salary plus his target bonus. In the event of his termination of employment by the Company other than for cause or by Mr. Watt for good reason, within one year after a change of control of the Company (as defined in the agreement), Mr. Watt will be entitled to receive a lump-sum payment equal to a multiple of the sum of his then annual base salary plus his target bonus. Such multiple will decline from three, if the change of control occurs within two years after execution of the agreement, to two, if the change of control occurs between two and four years after execution of the agreement, to one, if the change of control occurs more than four years after execution of the agreement. If payments to Mr. Watt upon termination of employment after a change of control of the Company should be subject to federal excise tax, Mr. Watt will be entitled to receive additional payments from the Company in an amount necessary to place him in the same after-tax position as would have been the case if no additional tax had been imposed.


SEVERANCE AGREEMENTS

     The Company entered into severance agreements with all of the Named Executive Officers other than Don D. Box. Severance payments are required upon termination of the employee's employment within two years after a change in control if the termination is by the Company other than for cause (as defined in the severance agreements) or by the employee upon the occurrence of certain enumerated events adversely affecting the employee. A change in control is defined as the acquisition of 25% or more of the combined voting power of the then outstanding Class A Stock, the cessation of membership of more than one-third of the eight members of the Board of Directors of the Company on August 16, 1995, a merger, consolidation or reorganization of the Company, a plan of complete liquidation or dissolution of the Company or an agreement to sell or otherwise dispose of substantially all of the assets of the Company. A change in control, as defined in the severance agreements, occurred in August 1996.

     In applicable situations, severance payments consist of lump-sum cash payments equal to the sum of: (i) a pro-rata bonus, (ii) an amount equal to the employee's base salary for eighteen months and (iii) an amount equal to the actuarial present value, as of the date of termination, of three years' hypothetical benefits under the Company's pension plan in addition to all vested benefits under the Company's pension plan and any other qualified pension or profit-sharing plans. In applicable situations, the severance agreements also provide for the continuation of life, disability, medical, dental and hospitalization insurance for eighteen months and for the lapsing of all restrictions on and full vesting of any outstanding incentive awards.


OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted in 1996 to Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

     The following table provides information relating to the exercise of stock options by the Named Executive Officers during the last year, and the number and value of exercisable and unexercisable stock options held by such officers at December 31, 1996.


                                                                        NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING               VALUE OF UNEXERCISED
                                                                       UNEXERCISED                  IN-THE-MONEY
                                                                         OPTIONS                     OPTIONS AT
                                     SHARES                          AT YEAR-END(#)                YEAR-END($)(1)
                                   ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                 EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------   -----------   -----------   -------------   -----------   -------------
Don D. Box.......................      --            --          25,000             --           --               --
Dennis A. Francis(2).............      --            --          10,000         20,000           --           $7,500


---------------

(1) Computed as the difference between the option exercise prices and $9.13 (the closing price of the Class B Stock on December 31, 1996).


(2) All stock options terminated October 31, 1997, upon termination of employment with the Company.

                                  PENSION PLAN

     The following table illustrates the annual pension benefit for pension plan participants who retire at "normal retirement age" in 1996:

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE(1)(3)(4)
               AVERAGE                  ----------------------------------------------
          COMPENSATION(1)(2)              15        20        25        30        35
--------------------------------------  ------    ------    ------    ------    ------
                 ($)                     ($)       ($)       ($)       ($)       ($)
    125,000...........................  53,305    56,490    59,675    62,860    66,045
    150,000...........................  64,493    68,490    72,488    76,485    80,483
    175,000...........................  64,493    68,490    72,488    76,485    80,483
    200,000...........................  64,493    68,490    72,488    76,485    80,483
    225,000...........................  64,493    68,490    72,488    76,485    80,483
    250,000...........................  64,493    68,490    72,488    76,485    80,483
    300,000...........................  64,493    68,490    72,488    76,485    80,483
    400,000...........................  64,493    68,490    72,488    76,485    80,483
    450,000...........................  64,493    68,490    72,488    76,485    80,483
    500,000...........................  64,493    68,490    72,488    76,485    80,483

---------------

(1) As of December 31, 1996, the Internal Revenue Code does not allow qualified plan compensation to exceed $150,000 or the benefit payable annually to exceed $120,000. These limitations will be adjusted by the Internal Revenue Service for inflation in future years. When the limitations are raised, the compensation considered, and the benefits payable under the Retirement Plan will increase to the level of the new limitations or the amount otherwise payable under the Retirement Plan, whichever amount is lower.

(2) Compensation in this table is the sum of a participant's annual base salary plus annual bonus paid or payable for a fiscal year (see "Salary" and "Bonus" columns in the Summary Compensation table). Average compensation in this table is the average of a plan participant's compensation during the highest three consecutive years out of the prior 10 years.

(3) The estimated credited service at December 31, 1996, for the Named Executive Officers is as follows: Don D. Box (1 year), Thomas D. Box (13 years), Craig
    T. Scott (4 years), Dennis A. Francis (15 years), and Jill M. Killam (15 years).

(4) The normal form of payment is a life annuity for an unmarried participant or a 50% joint and survivor annuity for a married participant.

     The Company's pension plan provides retirement and other benefits to eligible employees upon reaching the "normal retirement age," which is age 65 or after five years of service, if later. Directors who are not also employees of the Company are not eligible to participate in the plan. Employees are eligible to participate on January 1 following the completion of six months of service or the attainment of age 20 1/2, if later. Additional provisions are made for early or late retirement, disability retirement and benefits to surviving spouses.

     At normal retirement age, an eligible employee will receive a monthly retirement income equal to 35% of his or her average monthly compensation during the three consecutive calendar years in the prior 10 years which provide the highest average compensation, plus 0.65% of such average compensation in excess of the amount shown in the Social Security Covered Compensation Table (as published annually by the Internal

Revenue Service) multiplied by his or her years of service, limited to 35 years. If an employee terminates employment (other than by death or disability) before completion of five years of service, no benefits are payable. If an employee terminates employment after five years of service, the employee is entitled to all accrued benefits.

                 COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     The Company believes that employing and retaining highly qualified and high performing executive officers is vital to the Company's achievement of its long-term business goals. To this end, the Compensation Committee of the Board of Directors which had been in place prior to July 30, 1996 (the "Prior Committee") developed an executive compensation program which is designed to attract and retain such officers.

     The Prior Committee retained the independent accounting firm of Coopers & Lybrand to assist in this process and to develop a philosophy and approach regarding executive compensation. The Prior Committee's resulting philosophy was to develop a systematic, competitive executive compensation program which recognizes an executive officer's position and responsibilities within the Company, takes into account competitive compensation levels payable within the Company's industry by similarly sized companies, and reflects both individual and Company performance.

     The executive compensation program developed by the Prior Committee is composed of the following three elements: (i) a base salary, (ii) a performance-based annual cash incentive, and (iii) a stock-based long-term incentive. Under this program, short-term and long-term incentives are "at risk" and are based on performance.

     Coopers & Lybrand assisted the Prior Committee in compiling data reflecting the compensation practices of a broad range of organizations in the Company's industry that are similar to the Company in size and performance. For both the Base Salary and Short-Term Cash Incentives portions of executive compensation discussed below, the Prior Committee adopted a philosophy of paying the Chief Executive Officer at a level that is competitive at approximately the seventy-fifth percentile of these compensation survey data and paying other executive officers at levels that are competitive at approximately the median of these data.

BASE SALARIES

     Base salary is the portion of an executive officer's total compensation package which is payable for performing the specific duties and assuming the specific responsibilities defining the executive's position with the Company. The Prior Committee's objective was to provide each executive officer a base salary which is competitive at the desired level.

SHORT-TERM ANNUAL CASH INCENTIVES

     Coopers & Lybrand assisted the Prior Committee in developing a performance-based annual cash incentive plan covering the Company's executive officers and top managers. The objectives in designing the plan were to reward participants for accomplishing objectives which are generally measurable and increase shareholder value. Under the Company's annual incentive plan, the Compensation Committee is to establish a "target" cash incentive award for each executive officer that is payable for achieving highly challenging performance objectives. The Prior Committee also determined that award levels under the plan should be fiscally prudent and competitive at the desired levels of compensation survey data.

     The Prior Committee also established specific performance objectives for the Company's Chief Executive Officer for each year which were based on Company-level performance criteria. The Company's Chief Executive Officer is to establish individual performance objectives for other executive officers, subject to the Compensation Committee's approval, which are based on Company, department and individual performance criteria.

LONG-TERM STOCK-BASED INCENTIVES

     The Company maintains a stock option plan for officers and other employees. The philosophy is to award stock options to selected plan participants based on their levels within the Company and upon individual merit. The plan is to grant stock options which are competitive within the industry for other individuals at the employee's level and which provide the employee a meaningful incentive to increase performance and focus on achieving long-term increases in shareholder value. Other factors the Committee should consider in granting stock options include the employee's contributions toward achieving the Company's long-term objectives, such as reserve replacements and acquisitions, as well as the employee's contributions in achieving the Company's short-term and long-term profitability targets.

CHANGES TO THE COMPENSATION COMMITTEE

     In connection with the changes to the Board of Directors that took place on July 30, 1996, the Board appointed a new Compensation Committee (the "New Committee"), consisting of Alan C. Shapiro, who had served on the Prior Committee, Daryl L. Buchanan and Richard D. Squires, who served for the remainder of 1996. The New Committee reviewed and approved the starting compensation levels of officers who joined the Company after July 30, 1996. Under the Short-Term Annual Cash Incentives plan, no annual incentive award was made to the Chief Executive Officer for 1996. A majority of the New Committee believes that the year-end awards paid to the other executive officers for 1996 reflect individual performance for the year in achieving plan objectives and are fiscally prudent.

     Messrs. Buchanan and Squires resigned from the Board in January and April 1997, respectively, and David E. Preng was appointed to the Compensation Committee, which currently consists of David E. Preng and Alan C. Shapiro.

     The current Committee informed management that it intends to complete a comprehensive review of all of the Company's compensation plans in 1997.

                                            COMPENSATION COMMITTEE

                                            Daryl L. Buchanan
                                            Alan C. Shapiro
                                            Richard D. Squires

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of both classes of the Company's common stock to the Nasdaq indices of United States companies and to a peer group composed of Nasdaq companies listed under the Standard Industrial Classification Codes 1310-1319 for the Company's last five fiscal years. These industrial codes include companies engaged in the oil and gas business. The graph assumes that the value of an investment in the Company's common stock and in each index was $100 at December 31, 1991, and that all dividends were reinvested.

     Measurement Period                                                           NASDAQ
   (Fiscal Year Covered)         BOXXA(1)        BOXXB(1)      NASDAQ U.S.         O&G
12/31/91                              100.00          100.00          100.00          100.00
12/31/92                              182.61          167.39          116.38          115.33
12/31/93                              452.17          219.56          133.60          136.77
12/31/94                              243.47          186.95          130.59          126.36
12/31/95                              189.13          150.00          184.67          133.25
12/31/96                              160.87          158.69          227.16          191.56

---------------

(1) The closing price for depositary receipts for units of limited partnership interest of the Predecessor Partnership as traded on the Pacific Stock Exchange was used for purposes of this performance graph as the price of both classes of the Company's common stock for all periods prior to the Corporate Conversion from the Predecessor Partnership on April 15, 1992.

                               EXECUTIVE OFFICERS

     The following table provides information with respect to persons serving as executive officers of the Company, who hold their respective offices at the pleasure of the Board of Directors.

                NAME                   AGE                      POSITION
                ----                   ---                      --------
James A. Watt........................  47    President and Chief Operating Officer
Don D. Box...........................  47    Executive Vice President
Steven J. Craig......................  45    Senior Vice President/Planning and
                                             Administration
J. Burke Asher.......................  56    Chief Accounting Officer and Secretary
Edward V. Howard.....................  34    Vice President, Controller and Assistant
                                             Secretary

     The following is a brief description of the background and principal occupation of each executive officer of the Company, other than for Mr. Don D. Box and Mr. James A. Watt whose descriptions appear under "Election of Directors." The periods of service shown below for officers of the Company include service prior to the Corporate Conversion, as officers of CKB & Associates, Inc., the corporate general partner of the Predecessor Partnership.

     Steven J. Craig has served as Senior Vice President/Planning and Administration of the Company since April 1997, and served as Administrative Assistant to the Chairman from August 1996 to April 1997. He served as Vice President and Assistant Treasurer of BBHC, CKB & Associates, Inc. and CKB Petroleum, Inc. from March 1997 to October 1997, and as a director from March 1997 to August 1997. Mr. Craig served as Assistant Treasurer and Controller of CKB & Associates, Inc. and CKB Petroleum, Inc. from March 1996 to March 1997, and served as Chief Financial Officer and Assistant Treasurer of BBHC from May 1996 to March 1997. He served as Vice President of the Company from February 1994 to March 1995. Mr. Craig was self employed in real estate and consulting from 1992 to 1994 and from March 1995 to March 1996.

     J. Burke Asher, has served as Chief Accounting Officer of the Company since September 1996 and as Secretary since October 1996. He has served as Treasurer and Assistant Secretary of BBHC, CKB & Associates, Inc. and CKB Petroleum, Inc. since March 1997. He served as a director of BBHC and CKB & Associates, Inc. from March 1997 to August 1997, and as a director of CKB Petroleum, Inc. from March 1997 to April 1997. Mr. Asher was an independent, self-employed financial consultant and adviser from 1987 to 1996. He also served as controller of Doty-Moore Tower Services, Inc., a privately held contractor to the communications industry, from 1993 to 1995.

     Edward V. Howard, a Certified Public Accountant, has served as Vice President and Controller of the Company since March 1992, and a senior accountant since 1989. He has served as Assistant Secretary since October 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     J. Burke Asher, who became an officer of the Company on September 3, 1996, filed one late Form 3 on December 20, 1996.

             LITIGATION INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

THE GRIFFIN LITIGATION

     Griffin et al. v. Box, et al. (the "Griffin Case") was filed in November 1987 in the U.S. District Court for the Northern District of Texas in Dallas. The plaintiffs are a small group of former unitholders of the Predecessor Partnership, including J.R. Simplot, a former unitholder whose units of the Predecessor Partnership have since been converted to approximately 15% of the Company's Class B Stock. The defendants are Cloyce K. Box and CKB & Associates, Inc., who acted as the general partners of the Predecessor Partnership (the "General Partners"), the Predecessor Partnership, and BBHC. The Cloyce K. Box Estate (the "Estate") was substituted in the place of Cloyce K. Box in the litigation after his death in October 1993. As a result of the Corporate Conversion, the Company will receive all benefits, and will suffer all detriments, if any, of the Predecessor Partnership in the litigation. Plaintiffs brought derivative claims on behalf of the Predecessor Partnership alleging that the General Partners breached the limited partnership agreement of the Predecessor Partnership ("the Partnership Agreement"), breached fiduciary duties and violated an implied covenant of good faith and fair dealing in relation to three transactions, including the 1985 purchase of an interest in an oil pipeline by CKB Petroleum, Inc.

     In March 1994, the district court entered its initial judgment in favor of the Company and against the Estate and CKB & Associates, Inc. in the amount of approximately $20 million for past damages and against the Estate in the amount of $2.2 million for punitive damages. On appeal, the Fifth Circuit Court of Appeals, among other things, reversed the judgment and related damages against the Estate and CKB & Associates, Inc. and remanded the case for a new trial and ruled that one plaintiff, James Lyle, was an original limited partner and remanded the case for a new trial to decide the number of voting shares to which he is entitled. On June 30, 1997, the district court dismissed without prejudice the remanded case for lack of jurisdiction. The Plaintiffs subsequently filed essentially the same claims in the state district court in Dallas, Texas. In February 1995 and March 1995, the Plaintiffs also filed two actions, which were consolidated, against the Company, Don D. Box, Douglas D. Box, Gary D. Box, and directors and officers of the Company in state district court in Dallas, Texas, alleging that the defendants breached their fiduciary duty to the Company in relation to the collection of the trial court judgment entered in favor of the Company in the Griffin Case and alleging conflicts of interest among the Directors, misappropriation of corporate assets, breaches of the duties of good faith and fair dealing, and wrongful payment of certain attorneys' fees in the Griffin Case.

THOMAS D. BOX LAWSUITS

     On August 16, 1996, Thomas D. Box filed a lawsuit, directly and derivatively on behalf of the Company, in the District Court for Dallas County, Texas, against Gary Box, Don Box, Doug Box, BBHC and CKB Petroleum, Inc., alleging that the defendants breached fiduciary duties to BBHC and its subsidiary CKB Petroleum, Inc. and wasted or converted their assets and seeking an accounting, unspecified damages, costs and attorneys' fees and for the appointment of a receiver for BBHC and CKB Petroleum, Inc.

PROPOSED SETTLEMENTS OF GRIFFIN AND THOMAS D. BOX LITIGATION


     On August 29, 1997, in connection with the sale of control of BBHC, Thomas
D. Box, Don D. Box, Douglas D. Box, Gary D. Box and others entered into a settlement agreement providing for the settlement of all pending litigation among the parties. The settlement will be subject to either court approvals or a determination by the appropriate court that court approval is not required. On August 29, 1997, the Company also entered into an agreement in principle to settle the Griffin Case that would provide for Mr. J.R. Simplot to receive $1.9 million for attorneys' fees and provide for Mr. James Lyle to receive $100,000 for attorneys' fees, be appointed to the Company's Board of Directors and be granted the right to convert his 2,500 shares of Class B Stock into an equal number of shares of Class A Stock. This agreement is subject to the parties' entering into a definitive settlement agreement and on the receipt of any required court approvals.

DEVERE AND NEALON CASES

     Two class actions, one by plaintiff Melissa Devere and the other by plaintiffs Caren M. Nealon and B. Peter Knudson, were filed in the Chancery Court of Delaware in Wilmington in April and May 1995 against the Company and the directors of the Company at that time, which included Don D. Box and Alan C. Shapiro. The plaintiffs, who are holders of the Company's Class B Stock, allege that the Company failed to make a proper response to offers or overtures previously made to purchase the Company's stock by J.R. Simplot and Phoenix Canada Oil Co., Ltd. and failed to solicit other offers for the sale of the Company. The plaintiffs seek to compel the Company to take certain steps intended to result in a sale of the Company and unspecified amounts of damages, attorneys' fees and costs from the individual defendants. The cases were consolidated, and the defendants filed a motion seeking to dismiss the consolidated case. The defendants also filed a motion to stay discovery while the motion to dismiss is pending.

                           RELATED PARTY TRANSACTIONS

     S-Sixteen Holding Company owns approximately 57% of outstanding shares of the Class A Stock of the Company and 94% of the outstanding shares of both CKB Petroleum, Inc. and CKB & Associates, Inc. A resolution adopted in 1992 by the Board of Directors of the Company authorizes the Company to enter into a transaction with an affiliate of the Company so long as the Board of Directors determines that the transaction is fair and reasonable to the Company and is on terms no less favorable to the Company than can be obtained from an unaffiliated party in an arms' length transaction.


     The Company pays oil transportation charges to CKB Petroleum, Inc. for transporting crude oil from its South Pass blocks. Since March 1985, CKB Petroleum, Inc. has owned a minority interest in the pipeline transporting oil from the wells in the South Pass blocks to Venice, Louisiana. The tariff for the pipeline at $2.75 per barrel was published and filed with the Federal Energy Regulatory Commission, which regulates such rates. The rate has been uniform since 1982 among all owners of the pipeline from South Pass Block 89 Field and is consistent with the rate charged by an unaffiliated party to the Predecessor Partnership prior to the acquisition of the pipeline interest by CKB Petroleum, Inc. CKB Petroleum, Inc. billed the Company $2.8 million for oil transportation expense in 1996. The transactions between the Company and CKB Petroleum, Inc. are the subject of litigation involving the Company. See "Litigation Involving Directors and Executive Officers -- The Griffin Litigation" and "-- Proposed Settlements of Griffin and Thomas D. Box Litigation."


     During 1996, the Company billed CKB Petroleum, Inc. and other related parties, including the Cloyce K. Box Estate, BBHC and certain of their affiliates, $81,000 for the estimated fair value of usage of an allocated portion of subleased office space, certain payroll costs and benefits and other overhead costs. The amounts billed were considered to be the fair value of such usage.

     On April 29, 1997, the Company lent BBHC (now named S-Sixteen Holding Company) $7.25 million to retire existing secured debt of BBHC. The note to the Company was payable on May 29, 1997, but was extended to June 3, 1997. After partial repayment by BBHC of the note, the Company extended a new note in the amount of $6.95 million at an interest rate of 9.5% that matures May 29, 1998, and requires monthly installment payments of $100,000. BBHC pledged as collateral for the promissory note the 1,840,525 shares of the Company's Class A (Voting) Common Stock owned by BBHC. The pledge agreement provides that in the event that BBHC defaults on the note, the Company, upon five days' notice to BBHC, has the right to foreclose upon and sell the collateral stock and to bid for and buy the stock (except at a private sale). The pledge agreement also provides that upon the occurrence and during the continuance of an event of default, the Company may direct the vote of such stock.

     The trial court in the Griffin Case entered its amended final judgment in October 1994 with respect to certain related party transactions on derivative claims against the General Partners and in favor of the Company. Cloyce K. Box died in October 1993. The Company has filed a claim against the Estate in the Probate Court for Collin County, Texas seeking to recover the full amount of the judgment, including certain attorneys' fees and costs as described below. The Partnership Agreement provided that the General Partners were to be indemnified for litigation expenses in certain situations in which they were sued in their capacity as general partners of the Predecessor Partnership. Accordingly, the Predecessor Partnership, and later the Company, paid the legal expenses and other defense costs of the General Partners during a large portion of the Griffin Case litigation. These payments were required under the Partnership Agreement as a result of the General Partners' execution of written undertakings to repay the Company for any such litigation expenses advanced on their behalf if it was later determined that such advancements were not subject to indemnification by the Company. The Company did not pay the legal expenses and other defense costs of the General Partners after February 1994. After the decision of the Fifth Circuit was handed down, the General Partners sought and received reimbursement from the Company of these legal fees for the period March 1994 to April 1996 in the amount of $1.4 million. The Company paid an additional $51,000 to or on behalf of the Estate for the remainder of 1996.

     In its claim in the Probate Court described above, the Company is seeking to recover from the Estate an amount of attorneys' fees and costs equal to the percentage of attorneys' fees and costs attributable to the defense of the derivative claims as to be determined by the district court in connection with the plaintiffs' request for attorneys' fees and costs. The Fifth Circuit, however, reversed the award of plaintiffs' attorneys' fees and costs. If another judgment is obtained against the defendants in a new trial, it is doubtful that a significant portion of the judgment, including attorneys' fees and costs, will be recovered by the Company against the Estate because of the uncertainties surrounding the value and the liquidity of the net assets of the Estate and CKB & Associates, Inc. and the amount of other claims pending against the Estate.


     The Company paid $132,542 to Preng & Associates, Inc., which is majority-owned by David E. Preng, a Director of the Company, for executive search services provided to the Company from August 1996 to April 1997.

                            PROPOSAL TO APPROVE THE
                             BOX ENERGY CORPORATION
                             1997 STOCK OPTION PLAN

     The proposed 1997 Stock Option Plan (the "Stock Option Plan") is intended to benefit the Company by providing Directors and key employees of the Company with additional incentives and giving them a greater interest as shareholders in the success of the Company. The Stock Option Plan was adopted by the Company's Board of Directors on June 18, 1997, subject to approval by holders of the Class A Stock.

     The text of the proposed Stock Option Plan, which is summarized below, is set forth as Exhibit A to this Proxy Statement, and this summary is qualified in its entirety by reference to Exhibit A.

     The Stock Option Plan provides for the issuance of options to purchase only Class B Stock and is administered by a committee (the "Committee") of two or more Directors of the Company who each qualify as a "Non-Employee Director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended and as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Directors and those key employees of the Company and its subsidiaries selected by the Committee are eligible to be granted options under the Stock Option Plan. The Committee has the discretion to determine the participants to be granted options, the number of shares granted to each person, the purchase price of the Class B Stock covered by each option and other terms of the option. Options intended to meet the requirements of Section 162(m) of the Code will have an exercise price no less than the fair market value of the Class B Stock on the date of grant. The Committee estimates that approximately 30 employees will be eligible participants.


     Options granted under the Stock Option Plan may be either incentive stock options qualifying under Section 422 of the Code or non-qualified stock options. The Company may issue up to 2,750,000 shares of Class B Stock upon the exercise of options granted under the Stock Option Plan, but no individual may be issued more than 275,000 shares. In the event any option terminates, expires or is surrendered without having been exercised in full, the shares subject to such option will again be available for issuance pursuant to options to be granted under the Stock Option Plan. The shares of Class B Stock to be issued upon exercise of options may be authorized but unissued shares or shares previously issued and reacquired by the Company. The Stock Option Plan will terminate 10 years after its effective date, which will be the date it is approved by the Class A Stockholders.


     The term of an option will be fixed by the Committee, but in no event will the term be more than 10 years (five years with respect to incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock then outstanding) from the date of grant. Each option will be exercisable at such times and upon such conditions as the Committee may determine, except that the aggregate fair market value of Class B Stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. The option exercise price will be determined by the Committee, but may not be less than the par value of the Class B Stock, and in the case of incentive options may not be less than the fair market value of the Class B Stock on the date of grant or 110% of the fair market value with respect to any incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock then outstanding. Option holders will pay the option exercise price in cash or, unless the Committee objects, in shares of Common Stock owned by the option holder. The Committee may provide the option holder with the right to satisfy any withholding tax obligation by delivery of previously owned shares or withholding shares otherwise issuable upon exercise of a non-qualified stock option. The Committee may provide that unexpired and unvested options will become fully exercisable upon a change in control of the Company, as defined in the stock option agreement. Adjustments will be made to the option exercise price and number of shares covered by outstanding options to prevent dilution or enlargement of rights of option holders as a result of certain corporate events, such as reorganizations, mergers, stock splits, stock dividends or other changes in the capital structure of the Company. Adjustments will also be made to the number of shares remaining subject to issuance under the Stock Option Plan and to the maximum number of shares issuable to any individual.


     In the event of the retirement of an optionee at the normal retirement age in accordance with the retirement policy of the Company, or the resignation of the optionee with the written consent of the Company, or after ceasing to be a member of the Board of Directors in the case of a director who is not an employee of the Company, an optionee may exercise vested options for a period of 60 days following the date of such retirement, resignation, or ceasing to be a director. In the event of his death or disability, the optionee may exercise vested options for a period of one year from the date of death or disability. In the event of any other termination of employment, unless otherwise determined by the Committee, all outstanding options held by the optionee will terminate on the date of such termination of employment. No option, however, will be exercisable after the expiration of the term of the option.

     The Board of Directors may suspend, terminate or amend the Stock Option Plan at any time, except that without the approval of the shareholders no such amendment may increase the maximum number of shares subject to the Stock Option Plan, increase the maximum number of shares issuable to any person or change the designation of the class of persons eligible to receive options.


     Subject to receiving stockholder approval of the Stock Option Plan, each Director, other than Don D. Box, David H. Hawk, James Arthur Lyle and James A. Watt, has been granted stock options in three grants: one grant to purchase 25,000 shares effective May 1, 1997, at an exercise price of $6.94 per share (the closing market price of the Class B Stock on such date); a second grant to purchase 25,000 shares to be effective May 1, 1998, at an exercise price of $9.00 per share; and a third grant to purchase 25,000 shares to be effective May 1, 1999, at an exercise price of $11.00 per share. The options will not be exercisable until one year after their respective grants or, if earlier, the termination of the director from the Board of Directors other than by resignation, and will terminate 60 days after the director's ceasing to be a member of the Board of Directors (one year if due to death or disability). Pursuant to an employment agreement with James A. Watt, the Company's President and Chief Operating Officer, the Company will recommend to the Committee, subject to receiving stockholder approval of the Stock Option Plan, the grant to Mr. Watt of options covering 100,000 shares at an exercise price of market value on the day of grant, with the options to become exercisable 20% per year over five years.


FEDERAL INCOME TAX CONSEQUENCES

     No taxable income will be realized by a participant upon the grant of a non-qualified stock option. Upon exercise, the excess of the fair market value of the shares at the time of exercise over the option exercise price for such shares will generally constitute taxable compensation. The Company or a subsidiary will be entitled to a deduction for such compensation income (assuming any federal income tax withholding requirements are satisfied). Upon disposition of the shares acquired upon exercise, any appreciation (or depreciation) in the stock value after the date of exercise will be treated as capital gain (or loss).

     No taxable income will be recognized by a participant upon the grant or exercise of an incentive stock option, assuming there is no disposition of the option shares within two years after the option was granted or within one year after the option was exercised (the "holding period"), and provided that the participant has been employed by the Company or one of its subsidiaries from the date of grant to a date that is not more than three months before the date of exercise. The exercise of an incentive stock option, however, could result in an item of tax preference for purposes of the alternative minimum tax. The sale of incentive stock option shares after the holding period at a price in excess of the participant's adjusted basis (ordinarily the option exercise price) will constitute capital gain to the participant, and neither the Company nor any subsidiary will be entitled to a federal income tax deduction by reason of the grant or exercise of the option or the sale of the shares. If incentive stock option shares are sold by the participant prior to the expiration of the holding period, generally the participant will have compensation income taxable in the year of such sale in an amount equal to the excess, if any, of the fair market value of such shares at the time of exercise of the option (or, if less, the amount received upon the sale) over the option exercise price for such shares. The Company or a subsidiary will be entitled to a deduction for such compensation income (assuming any federal income tax withholding requirements are satisfied).

     Adoption of the proposed 1997 Stock Option Plan requires approval by the affirmative vote of the holders of a majority of the shares of Class A Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                            PROPOSAL TO APPROVE THE
                             BOX ENERGY CORPORATION
                   NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     The proposed Non-Employee Director Stock Purchase Plan (the "Director Stock Purchase Plan") is intended to encourage Directors of the Company to acquire a greater equity interest in the Company by providing a means for them to receive their director fees in shares of Class B Stock. The Director Stock Purchase Plan was adopted by the Board of Directors on June 18, 1997, subject to approval by holders of the Class A Stock.

     The text of the proposed Director Stock Purchase Plan, which is summarized below, is set forth as Exhibit B to this Proxy Statement, and this summary is qualified in its entirety by reference to Exhibit B.

     Each non-employee Director of the Company may elect once each year to receive all or a portion of the fees he receives as a Director in restricted shares of Class B Stock in lieu of cash. The number of shares of Class B Stock to be received will be the number shares that will equal 150% of the cash amount of such Director's fees divided by the closing market price of the Class B Stock on the day that cash fees would otherwise be paid to the Director. The shares of Class B Stock will be restricted from transfer by the Director until one year after issuance or, if earlier, his termination as a member of the Board of Directors as a result of his death, disability, removal or failure to be nominated for an additional term. The Director will have the right to vote the shares of restricted stock and to receive any dividends paid in cash or other property.

     The Director Stock Purchase Plan may be terminated at any time upon a vote of the Board of Directors to terminate the Plan.

     Adoption of the proposed Director Stock Purchase Plan requires approval by the affirmative vote of the holders of a majority of the shares of Class A Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                   PROPOSAL TO CHANGE THE NAME OF THE COMPANY

     As a result of sale of control of BBHC, members of the family of Cloyce K. Box no longer control the voting stock of the Company. Accordingly, the Board of Directors believes it is advisable to change the name of the Company from Box Energy Corporation to Remington Oil and Gas Corporation. The Board of Directors adopted the following resolution and directed that it be submitted for approval of shareholders of the Class A Stock:

          RESOLVED, that Article First of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

     The name of the corporation is Remington Oil and Gas Corporation.

     Adoption of the proposal to change the name of the Company requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 OTHER MATTERS

THE SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telecopy, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

AUDITORS

     On September 23, 1996, the Company dismissed Coopers & Lybrand L.L.P. as the Company's independent accountant and appointed Arthur Andersen LLP as the Company's independent accountant for the remainder of fiscal year 1996 and for fiscal year 1997, effective with such appointment. The change in independent accountants was recommended by the Audit Committee of the Company's Board of Directors and approved by the Board of Directors.

     Coopers & Lybrand L.L.P.'s reports on the financial statements for the 1994 and 1995 fiscal years did not contain an adverse opinion, disclaimer of opinion, qualification, or modification as to uncertainty, audit scope, or accounting principles, except as set forth in the last four sentences of this paragraph. Furthermore, during the two most recent fiscal years and the interim period subsequent to December 31, 1995, there have not been any disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused that firm to make reference to the subject matter of such disagreements in connection with its report. The Company wishes to point out, however, that the report of Coopers & Lybrand L.L.P. included in the Company's Annual Report to Stockholders for the year ended December 31, 1994, contained the following additional statements: "As discussed in Note 1 to the financial statements, the Company changed its method of accounting for marketable securities in 1994. As discussed in Note 10 to the financial statements, the Company is a defendant in a lawsuit brought by Phillips Petroleum Company. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements."

     During the two most recent fiscal years and through September 23, 1996, neither the Company nor anyone on its behalf consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     Although representatives of Coopers & Lybrand L.L.P. are not expected to be present at the Meeting, representatives of Arthur Andersen LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives of Arthur Andersen LLP will have an opportunity to make a statement if they desire to do so.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in the proxy materials and consideration at the Company's 1997 annual meeting must be received by the Company before December 1, 1997 in order to be considered for inclusion in the proxy materials of the Company for that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORT

     The Company's 1996 Annual Report to Stockholders has previously been sent to stockholders. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WILL BE SENT TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED WITHOUT CHARGE BY FIRST CLASS MAIL OR EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF A WRITTEN REQUEST ADDRESSED TO DIRECTOR OF INVESTOR RELATIONS, BOX ENERGY CORPORATION, 8201 PRESTON ROAD, SUITE 600, DALLAS, TEXAS 75225-6211, OR AN ORAL REQUEST DELIVERED BY TELEPHONE TO (214) 890-8000. Exhibits to the Form 10-K will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits.

                                                                       EXHIBIT A

                             BOX ENERGY CORPORATION

                             1997 STOCK OPTION PLAN

     1. Purpose. The purpose of this 1997 Stock Option Plan (the "Plan") is to advance the interests of Box Energy Corporation (the "Company") by encouraging certain employees of the Company and its subsidiaries and non-employee directors of the Company to acquire a proprietary interest in the Company through ownership of Class B Common Stock of the Company (the "Common Stock") and thereby to provide such employees and directors additional incentives in the success of the Company, to encourage such employees to remain with the Company and to attract other qualified persons to become employees.

     2. Administration. The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board of Directors"), which Committee shall be composed of not less than two directors of the Company who each qualify as (i) a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision and (ii) an "outside director" under Treasury Regulations Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. Subject to the provisions of the Plan, the Committee is authorized to determine participants to whom options will be granted, the times at which options will be granted, the periods during which they will be exercisable, and the number of shares, the exercise price and other terms and conditions of such options. The Committee shall have full and final authority to interpret the Plan and options granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and the options, and to make other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be conclusive and binding on all persons. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. The Board of Directors also may grant options to directors and employees under the Plan, and any authority and discretion provided to the Committee with respect to the granting of stock options by the Committee hereunder shall also apply to the Board of Directors with respect to stock options granted by the Board of Directors.

     3. Eligibility. Directors of the Company, and such key employees of the Company and any of its subsidiaries as the Committee shall determine from time to time, shall be eligible to be granted options under the Plan.

     4. Stock Subject to Options. The aggregate number of shares of Common Stock that may be issued upon the exercise of options granted under the Plan shall not exceed 2,750,000, subject to adjustment under the provisions of paragraph 12. In addition, the maximum number of shares of Common Stock that may be issued to any individual under the Plan shall be 275,000, subject to adjustment under the provisions of paragraph 12. Such shares of Common Stock may be either authorized but unissued shares or previously issued shares that shall have been reacquired by the Company. If any outstanding option under the Plan is forfeited, expires or is terminated for any reason, the shares of Common Stock subject to the unexercised portion of such option shall again be available for issuance pursuant to the grant of stock options.

     5. Types of Options. Options granted pursuant to the Plan may be either "incentive stock options" under Section 422 of the Code or "non-qualified stock options" that do not qualify as incentive stock options. The Committee shall have full authority to determine which options, if any, shall be incentive stock options and which shall be non-qualified stock options. The grant of an option under the Plan shall be evidenced by a written agreement executed by the Company and the optionee, in such form and containing such terms and conditions as the Committee may determine, subject to the provisions and limitations contained in the Plan.

     6. Transferability of Options. The Committee may in its discretion provide in any stock option agreement that all or a portion of such option may be transferred by the optionee on such terms and subject to such limitations set forth in the stock option agreement. Unless a stock option agreement specifically permits transfer of an option, no option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution, and each option shall be exercisable during the lifetime of the optionee only by the optionee or by his or her guardian or legal representative.

     7. Allotment of Shares; Exercise Price. The Committee shall determine, subject to the limitations set forth in paragraph 4, the total number of shares covered by each option and the exercise price therefor (which may not be less than the par value of the Common Stock) to be granted to each optionee under the Plan. The exercise price with respect to incentive stock options shall not be less than the Fair Market Value (as hereinafter defined) on the date of grant, nor less than 110% of such Fair Market Value in the case of any incentive stock option granted to any individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its subsidiaries or its parent. "Fair Market Value" of the Common Stock as of any date shall be the closing price on such date (or if no trades occurred on such date on the next preceding day on which trading occurred) as reported for consolidated transactions on the principal national securities exchange on which the Common Stock is listed or admitted to trading or on the NASDAQ National Market System or SmallCap Market System, or if not so listed or admitted to trading, the average of the high bid and low asked prices of the Common Stock on such date in the over-the-counter market as reported by the NASDAQ reporting system or other system then in use.

     8. Term of Option. Each option shall be granted for such term as the Committee shall determine; provided, that no option shall be exercisable more than 10 years after the date of grant, and no incentive stock option granted to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its subsidiaries or its parent shall by its terms be exercisable more than five years from the date of grant.

     9. Exercises. Except as otherwise set forth herein, each option shall be exercisable over such period and at such times as the Committee shall determine. In addition to any other limitations set forth herein, the aggregate Fair Market Value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year (under all plans of the Company and its subsidiaries and its parent) shall not exceed $100,000. No option shall be exercised for fewer than 100 shares unless the remaining shares purchasable under the option are fewer than 100 shares. The Committee may provide in any stock option agreement that upon a Change in Control (as hereinafter defined) all previously granted, unexpired options of an optionee will immediately become fully exercisable to the extent of shares then covered by such option. A "Change in Control" shall mean any of the following events:

          (i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation;

          (ii) the acquisition or holding of direct or indirect beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of securities of the Company representing in the aggregate 30% or more of the total combined voting power of the Company's then issued and outstanding voting securities by any person, entity or group of associated persons or entities acting in concert, other than S-Sixteen Holding Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity holding such securities for or pursuant to the terms of any such plan, beginning from and after such time as S-Sixteen Holding Company shall no longer have direct or indirect beneficial ownership (as so defined) of securities of the Company representing in the aggregate a larger percentage of the total combined voting power of the Company's then issued and outstanding securities than that held by any other person, entity or group;



          (iii) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company; or



          (iv) the approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or its material subsidiaries, other than into the Company.


     10. Payment for Shares.

     (a) Purchase Price. The purchase price of each share of Common Stock purchased upon the exercise of any option granted hereunder shall be paid in full at the time of such purchase, and a stock certificate representing such shares shall be delivered therefor. Until the stock certificate for such shares is issued in the optionee's name, such optionee will have no rights of a stockholder of the Company. Payment may be made in whole or in part in cash or, unless the Committee shall object, in common stock of the Company previously owned by the optionee for such period as the Committee may require, valued at Fair Market Value on the day preceding the date of exercise.

     (b) Tax Withholding. It shall be a condition to the performance of the Company's obligation to issue or transfer shares of Common Stock upon exercise of an option that the optionee pay, or make provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect with respect to the issuance or transfer of such shares. The Committee may provide the optionee with the right to satisfy federal or state tax obligations by delivery of previously owned shares, or electing to have the Company withhold shares otherwise issuable upon exercise of a non-qualified stock option, the Fair Market Value of which does not exceed the amount required to cover the federal or state tax obligation (including FICA) incurred in connection with the exercise of such option.

     11. Termination of Options.

     (a) Death or Disability. In the event of the death or total and permanent disability (as provided in the Company's disability insurance policy, under Company policy or under procedures established by the Committee) of an optionee, any option granted hereunder and held by such optionee may thereafter be exercised, to the extent exercisable on the date of such death or disability, or to such greater extent as the Committee may at any time determine, for a period of one year from the date of death or disability, but in no event after the expiration of the term of such option.


     (b) Retirement or Resignation with Consent of the Company. In the event of the retirement of an optionee at the normal retirement age in accordance with the retirement policy of the Company, or the resignation of the optionee with the written consent of the Company, or the ceasing to be a member of the Board of Directors in the case of a director who is not an employee of the Company, any option held by such optionee may thereafter be exercised, to the extent exercisable on the date of such retirement, resignation or ceasing to be a director, or to such greater extent as the Committee may at any time determine, for a period of

60 days following the date of such retirement, resignation, or ceasing to be a director, but in no event after the expiration of the term of such option.

     (c) Other Termination. In the event of a termination of employment of an optionee other than by reason of death, disability, normal retirement or resignation with the written consent of the Company, unless otherwise determined by the Committee, any option granted hereunder and held by such optionee shall, to the extent not previously exercised, forthwith terminate on the date of such termination of employment.


     12. Adjustment of Options. In the event of any stock dividend, stock split, combination of shares, merger, consolidation, recapitalization, reclassification or other similar capital or corporate structure change, the number of shares of Common Stock at the time of such change remaining subject to the Plan, the maximum number of shares issuable to any individual, the number of shares subject to any outstanding options and the exercise price thereof and any other relevant provisions of such options shall be appropriately adjusted to reflect such change, and the Committee's determination as to the terms of any such adjustments shall be binding and conclusive on all persons.


     13. Effective Date. The Plan shall become effective on the date of approval of the Plan by the holders of a majority of the shares of Class A Common Stock of the Company present at a duly held meeting of stockholders.

     14. Amendment. The Board of Directors may at any time suspend or terminate the Plan or amend it from time to time in any respect, except that without the appropriate approval of the holders of Class A Common Stock, no such amendment shall increase the maximum number of shares subject to the Plan, increase the maximum number of shares issuable to any person or change the designation of the class of persons eligible to receive options.

     15. Legal Compliance. The obligation of the Company to sell and deliver shares of Common Stock pursuant to the exercise of an option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, listing or sale of securities. The Company may also require in connection with any grant or exercise of an incentive stock option that the optionee agree to notify the Company when making any disposition of the shares received on exercise of such incentive stock option, whether by sale, gift or otherwise, within two years of the date of grant or within one year of the date of exercise.

     16. No Employment Right. Nothing contained in the Plan or in any option granted thereunder shall confer upon any optionee any right to continued employment by the Company, any of its subsidiaries or parent, or to continued membership on the Board of Directors, or limit in any way the right of the Company, any of its subsidiaries or its parent to terminate the optionee's employment at any time. The granting of any option hereunder shall impose no obligation upon the optionee to exercise any option.

     17. Indemnification. In addition to any other rights of indemnification as members of the Board of Directors of the Company and to the extent permitted by law, the members of the Committee shall be indemnified and held harmless by the Company against all loss, damage and expenses, including reasonable attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding to which any of them may be a party by reason of any action taken or any failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof approved by legal counsel to the Company, provided that such members shall have notified the Company promptly after the institution of any such action, suit or proceeding.

                                                                       EXHIBIT B

                             BOX ENERGY CORPORATION

                   NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     1. Purpose. The Purpose of this Non-Employee Director Stock Plan is to advance the interests of Box Energy Corporation (the "Company") by encouraging non-employee directors of the Company to acquire a greater proprietary interest in the Company through ownership of Class B Common Stock of the Company (the "Common Stock"). References to a "director" herein shall mean a non-employee director.

     2. Election to Receive Stock. Each member of the Board of Directors of the Company who is not an employee of the Company may elect once each year prior to January 1, to be effective for the following year and until an new election is made, to receive all or a portion of the fees payable to such director in cash or in lieu of cash (if not all of the cash amount, in increments of $1,000) in restricted shares of Common Stock. The number of restricted shares of Common Stock issuable in accordance with an election hereunder shall be equal to the product of 1.5 multiplied by the dollar amount of cash that will instead be received in restricted shares, divided by the Fair Market Value of the Common Stock on the date (or scheduled date) of payment of the applicable fee, with any fraction of a share rounded down to a whole number. "Fair Market Value" of the Common Stock as of any date shall be the closing price on such date (or if no trades occurred on such date on the next preceding day on which trading occurred) as reported for consolidated transactions on the principal national securities exchange on which the Common Stock is listed or admitted to trading or on the NASDAQ Market System, or if not so listed or admitted to trading, the average of the high bid and low asked prices of the Common Stock on such date in the over-the-counter market as reported by the NASDAQ reporting system or other system then in use.

     3. Issuance of Shares. On each quarterly payment date of directors' fees at which an election to receive restricted shares of Common Stock is effective, for each director so electing a stock certificate evidencing the appropriate number of restricted shares shall be issued and registered in the name of the director. The stock certificates evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed, after which such certificates shall be delivered to the appropriate director. The Company shall not be required to issue shares hereunder until such shares have been listed or admitted to trading on the appropriate stock exchange or trading market and the Company has complied with applicable federal and state securities laws.

     4. Restrictions. Each share of Common Stock issued to a director pursuant to the Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until a period of one year from the date of issuance or, if earlier, on the date of termination of such director as a member of the Board of Directors as a result of his death, disability, removal or failure to be nominated for an additional term as a member of the Board of Directors.

     5. Voting and Dividend Rights. During the period in which the restrictions provided herein are applicable to the shares of Common Stock, the director shall have the right to vote such shares and to receive any dividends paid in cash or other property with respect to such shares. Shares of Common Stock distributed by the Company as a result of any stock dividend, stock split, reclassification or other similar capital or corporate structure change shall be subject to the same restrictions as the shares with respect to which they were distributed.

     6. Termination of Plan. The Plan may be terminated at any time upon a vote of the Board of Directors to terminate the Plan. Upon termination of the Plan, restrictions on shares of Common Stock shall continue in effect and shall lapse in accordance with the terms of the Plan at the time of issuance of such shares.

     7. Effective Date. The Plan shall become effective on the date of approval of the Plan by the holders of a majority of the shares of Class A Common Stock of the Company present at a duly held meeting of stockholders.

                                    APPENDIX

                             BOX ENERGY CORPORATION

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

        The undersigned hereby appoints Don D. Box, Alan C. Shapiro and J. Burke Asher, or any of them, proxies with full power of substitution, to vote as set forth herein all shares of the Class A Common Stock of the Company held of record by the undersigned on October 23, 1997, at the Annual Meeting of Stockholders of Box Energy Corporation (the "Company") to be held on December 4, 1997, at 1:00 p.m., central standard time, and any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

        THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, "FOR" THE 1997 STOCK OPTION PLAN, "FOR" THE NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN, AND "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME.

        You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                        (TO BE SIGNED ON REVERSE SIDE.)


[X] Please mark your
    votes as in this
    example.

                                      NOMINEES: Don D. Box
1.  Election of    FOR     WITHHELD             John E. Goble, Jr.
    Directors      [ ]       [ ]                William E. Greenwood
                                                David H. Hawk
                                                James Arthur Lyle
    For, except vote withheld from the          David E. Preng
    following nominee(s):                       Thomas W. Rollins
                                                Alan C. Shapiro
    --------------------------------------      James A. Watt

    --------------------------------------





                                                FOR     AGAINST    ABSTAIN
2.  Approval of the proposed 1997 Stock         [ ]       [ ]        [ ]
    Option Plan.

3.  Approval of the proposed Non-Employee       [ ]       [ ]        [ ]
    Director Stock Purchase Plan.

4.  Approval of the Proposed amendment to the   [ ]       [ ]        [ ]
    Company's Certificate of Incorporation to change the name of the Company to "Remington Oil and Gas Corporation."

5.  In their discretion, the Proxies are        [ ]       [ ]        [ ]
    authorized to vote as described in the
    Proxy statement and upon such other
    business as may properly come before
    the meeting or any adjournments or
    postponements thereof.




SIGNATURE(S)                                       DATE             , 1997
            ---------------------------------------     ------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.